EXHIBIT 99.1

[GRAPHIC OMITTED]

Contacts:

Media:

Roger Schrum
605-978-2848
roger.schrum@northwestern.com

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                 NORTHWESTERN CORP. REACHES TENTATIVE SETTLEMENT
                      ON CLASS ACTION SECURITIES LITIGATION
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SIOUX FALLS, S.D. - July 14, 2004 - NorthWestern Corporation (OTC Pink Sheets:
NTHWQ) today announced that it has reached a tentative agreement to settle a class action lawsuit filed on behalf of former shareholders of The Montana Power Company. NorthWestern was named as a defendant due to the fact that it purchased Montana Power LLC, which the plaintiffs claim is a successor to The Montana Power Company. Settlement of the litigation, which is entitled McGreevey, et al.
v. The Montana Power Company, et al, is subject to approval by the U.S. Bankruptcy Court and the U.S. District Court in Montana. The Company said that it expects to file a motion to approve the settlement agreement with the Bankruptcy Court in the next several weeks.

Under the terms of the settlement agreement, a total of $67 million will be paid by the insurance carriers covering the former Montana Power Company, Clark Fork and Blackfoot LLC, Touch America and NorthWestern, and their officers and directors. The agreement provides for a release of all claims against the insured companies and their insured officers and directors. Further, the plaintiffs agreed to dismiss with prejudice the claims against the third party purchasers. The allocation of the proceeds will be determined by the Touch America Bankruptcy Court.

About NorthWestern
Based in Sioux Falls, S.D., NorthWestern is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest serving approximately 608,000 customers in Montana, South Dakota and Nebraska. Further information about NorthWestern is available on the Internet at www.northwestern.com.

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